Exhibit (d)(4)

Execution Version

H.I.G. Middle Market LBO Fund II, L.P.

c/o H.I.G. Middle Market, LLC

600 Fifth Avenue, 24th Floor

New York, New York 10020

July 2, 2017

Cloud Intermediate Holdings, LLC

c/o H.I.G. Middle Market, LLC

600 Fifth Avenue, 24th Floor

New York, New York 10020

Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof, by and among Cloud Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), Cloud Merger Sub, Inc., a Delaware corporation (“Purchaser”) and NCI, Inc., a Delaware corporation (the “Company”) (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Parent shall acquire the Company through the merger of Purchaser with and into the Company. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.

1. Commitment. H.I.G. Middle Market LBO Fund II, L.P., a Delaware limited partnership (the “Investor”), hereby commits to contribute to Parent, at the Closing, an amount of cash consideration equal to $130,000,000.00 to purchase equity securities of Parent (the “Commitment”) solely for the purpose of funding, and to the extent necessary to fund, a portion of the amounts required to be paid by Parent or Purchaser under the Merger Agreement on the Closing Date. The obligation of the Investor to fund the Commitment (a) is subject to (i) there having been no amendment or modification to the Merger Agreement that is not approved in writing by the Investor, (ii) the satisfaction, or waiver by Parent, of all conditions precedent set forth in Section 6.1 of the Merger Agreement to Parent’s obligations to consummate the Merger and (iii) the substantially simultaneous closing and funding of the Debt Financing and (b) is subject to, and will occur contemporaneous with, the Closing. The amount to be funded under this letter will be reduced in the manner designated by the Investor (x) in the event that the full amount of the Commitment is not necessary in order to consummate the transactions contemplated by the Merger Agreement and (y) on a dollar-for-dollar basis for purchases in cash actually made by co-investors (including Affiliates of the Investor) of equity securities of, or for contributions to, Parent and used solely for the purpose of funding a portion of the amounts required to be paid by Parent or Purchaser under the Merger Agreement on the Closing Date.

2. Term; Termination. The Commitment shall become effective on the date and time at which the Merger Agreement has been duly executed by all parties thereto, whereupon this letter will constitute the commitment of the Investor to provide the aforementioned equity financing to Parent on the terms and conditions set forth herein. The Investor’s obligation to fund its Commitment will terminate automatically and immediately upon the earliest to occur of (a) the funding of such Commitment, (b) the termination of the Merger Agreement in accordance with its terms, (c) the Company or any of its Affiliates or representatives or agents asserting, filing or otherwise commencing, directly or indirectly, any lawsuit or other legal proceeding asserting a claim under, or action against, any Parent Related Party (as defined below) in connection with this letter, the Guaranty, the Merger Agreement, the Debt Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto, other than any Permitted Claim (as defined in, and to the extent permitted under, Section 2 of the Guaranty), in each case, subject to all of the terms, conditions and limitations herein and therein or (d) the occurrence of any event which, by the terms of the Guaranty, is an event which terminates any Guarantor’s obligations or liabilities under the Guaranty. Upon termination of this letter, the Investor shall have no further obligations or liabilities hereunder.

3. No Third Party Beneficiaries. This letter shall be binding solely on, and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns, and nothing set forth in this letter shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the Commitment or any provisions of this letter; provided that, if the Company is entitled to specific performance of the obligations of Parent under the Merger Agreement in the circumstances set forth in Section 8.8(b) thereof, then the Company shall be a third party beneficiary of the rights granted to Parent under this letter solely for the purpose of seeking specific performance of Parent’s right to cause the Commitment to be funded hereunder in accordance with Section 1 hereof (solely to the extent that Parent can enforce the Commitment pursuant to the terms hereof) without the direction of the Investor, and for no other purpose (including any claim for monetary damages).

4. Limited Recourse; Enforcement.

(a) Notwithstanding anything that may be expressed or implied in this letter, or any document or instrument delivered in connection herewith, Parent, by its acceptance of the benefits of the Commitment, agrees and acknowledges that no Person other than the Investor shall have any obligations hereunder and that, notwithstanding that the Investor or its respective permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith shall be had against any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, successor or assign of the Investor or any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, successor or assign of any of the foregoing (other than the Investor, each, a “Parent Related Party” and collectively, the “Parent Related Parties”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of the Investor against any Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligations of the Investor or any of its successors or permitted assigns under this letter or any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligations or their creation.

(b) Subject to the Company’s rights pursuant to the proviso in Section 3, (i) this letter may only be enforced by Parent against the Investor at the direction of the Investor in its sole discretion and (ii) Parent shall have no right to enforce this letter against the Investor unless directed to do so by the Investor in its sole discretion. Parent’s creditors shall have no right to enforce this letter or to cause Parent to enforce this letter.

(c) Concurrently with the execution and delivery of this letter, the Investor is executing and delivering in favor of the Company the Guaranty related to certain of Parent’s obligations under the Merger Agreement. The Company’s remedies against the Investor under the Guaranty shall, and are intended to, be the sole and exclusive direct or indirect remedies available to the Company and each of its Affiliates against the Investor, and the Parent Related Parties in respect of any liabilities or obligations (including consequential, indirect or punitive damages, and whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Merger Agreement or the failure of the Closing to be consummated or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including in the event Parent breaches its obligations under the Merger Agreement, whether or not Parent’s breach is caused by the breach of the Investor of its obligations under this letter, except for the Company’s right to seek specific performance of the obligations of Parent in the circumstances set forth in Section 8.8(b) of the Merger Agreement and Section 3 of this letter.

5. No Assignment. This letter and the commitment of the Investor described herein shall not be assignable by Parent without the prior written consent of the Investor, and the granting of such consent in a given instance shall be solely in the discretion of the Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The Investor may without the prior written consent of Parent assign some or all of its obligations under Section 1 to any of its Affiliates if such assignment is not reasonably expected to have the effect of impairing or delaying the Closing or the funding of the Investor’s Commitment at the time set forth in Section 1, but may not otherwise assign its rights or obligations hereunder. No assignment by the Investor of any of its obligations hereunder will relieve the Investor of its obligations under this letter. Any purported assignment in contravention of this Section 5 shall be void.

6. Entire Agreement. This letter and Section 8.8(b) of the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

7. Severability. Any term or provision of this letter that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8. Governing Law; Jurisdiction and Forum. This letter and all claims or causes of action of any kind (whether in contract or tort) that may be based upon, arise out of or relate to this letter, or the negotiation, execution or performance of this letter shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law principle that would require or permit the application of the laws of another jurisdiction. Any action arising out of or relating to this letter may be brought in the Chancery Court of the State of Delaware and, in the absence of such jurisdiction, the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of such courts in any such action, agrees to take any and all future action necessary to submit to the jurisdiction of such courts, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court and agrees not to bring any action arising out of or relating to this letter or any transaction contemplated hereby in any other court.

9. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS LETTER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10. Confidentiality. This letter shall be treated as confidential and is being provided to Parent solely in connection with the transactions contemplated by the Merger Agreement. This letter may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Investor; provided that no such written consent shall be required (and Parent, the Company and their respective Affiliates shall be free to release such information) for disclosures to such Person’s respective members, limited partners, securityholders and representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 10 or are otherwise bound by a contractual, legal or fiduciary obligation to keep such information confidential; further provided, that Parent and the Company may disclose this letter to the extent required by Law, the applicable rules of any national securities exchange or required or requested by the SEC.

11. Representations and Warranties. The Investor represents and warrants to Parent that:

(a) it is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and it has all necessary power and authority to execute, deliver and perform this letter;

(b) the execution, delivery and performance of this letter have been duly authorized by all necessary action and do not contravene any provision of the Investor’s organizational documents or any applicable Law or contractual restriction binding on the Investor or its assets, and this letter has been duly executed and delivered by the Investor;

(c) this letter constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this letter by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this letter; and

(e) it has, and as of the Closing Date will have, sufficient financial resources (including liquidity) to perform the obligations required to be performed by it hereunder.

The Investor acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this Section 11 in entering into the Merger Agreement.

12. Miscellaneous. This letter may be executed in counterparts all of which taken together shall constitute one and the same instrument.

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If the foregoing is acceptable to Parent, please sign and return a copy of this letter, whereupon this letter will constitute the commitment of the Investor to provide the aforementioned equity financing to Parent on the terms and conditions set forth herein.

Very truly yours, H.I.G. MIDDLE MARKET LBO FUND II, L.P.

By:	H.I.G. Middle Market Advisors II, LLC
Its:	General Partner

By:	H.I.G.-GP II, Inc.
Its:	Manager

By:	/s/ Richard Siegel
Name: Richard Siegel Title: Authorized Signatory

Agreed to and accepted as of the date first written above:

CLOUD INTERMEDIATE HOLDINGS, LLC

By:	/s/ Jeff Kelly
Name: Jeff Kelly Title: President